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                                                                    EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Aetna Inc.:


     We consent to incorporation by reference in Pre-effective Amendment No. 1 to the Registration Statement on Form S-3 of Aetna Life and Casualty Company (the "Company") and Aetna Inc. for the registration of up to $2,000,000,000 of debt securities of Aetna Life and Casualty Company and guarantees thereof of Aetna Inc. of our report dated April 23, 1996, relating to the consolidated balance sheet of Aetna Inc. as of April 22, 1996, which report appears in the Company's Current Report on Form 8-K dated June 28, 1996.


     We also consent to the reference to our firm under the heading "Experts" in the Prospectus.

                                          /s/  KPMG Peat Marwick LLP

Hartford, Connecticut

July 16, 1996